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                        INDEPENDENT AUDITORS' CONSENT

Board of Directors
Maxim Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statement (No. 333-11375) on Form S-8 of Maxim Pharmaceuticals, Inc. of our report dated November 27,1996, relating to the consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiary (a development stage company) as of September 30,1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30,1996, and from the period from inception (October 23, 1989) through September 30, 1996, which report appears in the September 30,1996 annual report on Form 10-K of Maxim Pharmaceuticals, Inc.



/s/ KPMG PEAT MARWICK LLP

San Diego, California
December 23, 1996


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